Exhibit 99.1

Contacts:
Quidel Corporation	Lippert/Heilshorn & Associates
John M. Radak, CFO	Don Markley/Bruce Voss
(858) 646-8032	(310) 691-7100

Quidel Announces Strong Fourth Quarter and Full Year Results for 2006
Q4 EPS of $0.54 and Full-Year 2006 EPS of $0.63

SAN DIEGO (February 15, 2007) – Quidel Corporation (NASDAQ: QDEL), a leader in point-of-care rapid diagnostic tests, today announced unaudited financial results for the three months and year ended December 31, 2006.

2006 Highlights

•                  Q4 total revenue of $38.8 million, up 11%; Q4 product revenue up 13%

•                  Full-year revenue of $106.0 million, up 15%; Full-year product revenue up 18%

•                  Q4 net earnings of $18.3 million, up from $9.6 million Q4 2005

•                  Full-year net earnings of $21.7 million, up from prior year loss of $9.3 million

•                  Company releases income tax valuation allowance of $5.9 million or $0.17 per share

GAAP Financial Results

For the fourth quarter of 2006, total revenues rose 11% to $38.8 million.  Worldwide product sales increased 13% to $38.4 million.  Gross margin for the fourth quarter of 2006 was 60%, compared with 62% in the fourth quarter of 2005, primarily due to changes in the product mix, and continued strategic investments in manufacturing process improvements and quality control.

Operating expenses for the fourth quarter of 2006 were $12.6 million, up 6% compared with operating expenses of $11.9 million for the fourth quarter of 2005.

For the fourth quarter of 2006, pre-tax earnings from continuing operations were $11.6 million, compared with pre-tax earnings from continuing operations of $10.1 million from the fourth quarter of 2005. Net earnings for the fourth quarter of 2006 were $18.3 million, or $0.54 per diluted share, compared with net earnings of $9.6 million, or $0.28 per diluted share, for the fourth quarter of 2005.  The Company recorded a non-recurring, non-cash income tax benefit of $5.9 million (or $0.17 per share) in the fourth quarter of 2006, associated with the release of a valuation allowance on certain deferred tax assets.

“Our solid results in the fourth quarter reflect the strength of the QuickVue® brand along our core product lines especially in influenza and Strep A testing, as well as the continued execution and expansion of our QVB™ strategy,” said Caren Mason, president and chief executive officer of Quidel. Throughout 2006, we achieved several key milestones including:

•                  Significant new product introductions with the immunochemical fecal occult blood test (iFOBT), an important screening improvement over traditional testing methods with a market potential of approximately 50 million tests annually; and the respiratory syncytial virus test (RSV), a significant addition to our upper respiratory test line for pediatric patients;

•                  The exclusive licensing of molecular diagnostic technology in the MChip for flu, developed to detect, type and subtype interpandemic influenza viruses, such as H1N1 and H3N2, and avian influenza viruses such as H5N1; and

•                  Launch and completion of promising clinical and economic studies in influenza, RSV and iFOBT with announcement and publication dates scheduled for 2007 and beyond.

These accomplishments strengthen our competitive position, broaden our market opportunity and demonstrate our commitment to provide healthcare professionals the tools to make the best decisions for their patients.”

Non-GAAP Financial Results

For the fourth quarter of 2006, the Company reported adjusted net earnings of $11.6 million, or $0.34 per share on a fully diluted basis, compared with adjusted net earnings of $9.8 million, or $0.28 per share on a fully diluted basis, for the fourth quarter of 2005. The components of adjusted net earnings are identified and discussed below under “Non-GAAP Financial Information.”

Liquidity

Cash and cash equivalents as of December 31, 2006 were $36.6 million. The cash and cash equivalents increased $1.7 million over December 31, 2005, notwithstanding the Company’s repurchase during 2006 of approximately 1.2 million shares of common stock at an average price of $9.20 per share as well as the licensing of intellectual property at a cost of $6.5 million.

2006 Full Year Financial Results

Total revenues for the year ended December 31, 2006 rose 15% from 2005 to $106.0 million.  Worldwide product sales increased 18% over 2005.  Gross margin in 2006 was 57%, compared with 58% in 2005, reflecting increased investments in manufacturing process improvements and quality control, as well as a full four quarters of royalty expense in connection with the May 2005 patent litigation settlement.

Operating expenses in 2006 were $47.4 million, compared with $60.5 million in 2005.  Operating expenses in 2005 include the one-time $17 million payment incurred in the first quarter of 2005 under the terms of a patent litigation settlement. Excluding the one-time litigation settlement payment, operating expenses in 2006 increased over 2005 as a result of non-cash stock-compensation expense of approximately $3.4 million and an increase of $3.1 million for amortization of acquired intangible assets. These increases were partially offset by lower legal fees associated with the patent litigation settlement.

Pre-tax earnings from continuing operations in 2006 were $15.0 million, compared with a pre-tax loss from continuing operations of $5.3 million for 2005. Net earnings for 2006 were $21.7 million, or $0.63 per diluted share, compared with a net loss of $9.3 million, or $0.28 per diluted share, for 2005.  The Company recorded a non-recurring, non-cash income tax benefit of $5.9 million in the fourth quarter of 2006, associated with the release of a valuation allowance on certain deferred tax assets.

2006 Non-GAAP Results

Adjusted net earnings in 2006 were $15.0 million, or $0.44 per share on a fully diluted basis, compared with adjusted net earnings of $11.7 million, or $0.35 per share on a fully diluted basis, for 2005. The components of adjusted net earnings are discussed below under “Non-GAAP Financial Information.”

Non-GAAP Financial Information

The Company is providing non-GAAP financial information to reflect the effect of certain non-recurring or non-cash items on net earnings (loss) and net earnings (loss) per share as a supplement to its consolidated financial statements, which are presented in accordance with generally accepted accounting principles in the U.S., or GAAP.  Included in the items in the GAAP earnings (loss) but excluded from the adjusted net earnings and net earnings per share are: (1) the one-time $17 million patent litigation settlement payment incurred in the first quarter of 2005, (2) an increase in the Company’s tax provision due to the impact of the patent litigation settlement on the Company’s assessment of deferred tax assets in the first quarter of 2005, (3) the non-recurring income tax benefit related to the release of a valuation allowance on certain deferred tax assets in the fourth quarter of 2006, and (4) discontinued operations encompassing the Company’s urinalysis and ultrasonometer businesses.

Management is providing the adjusted net earnings and adjusted net earnings per share information for the periods presented because it believes this enables a better comparison of the Company’s financial performance from period-to-period, and to that of its competitors.  This presentation is not meant to be considered in isolation, or as a substitute for results prepared in accordance with GAAP.  A reconciliation of the non-GAAP financial measures to the comparable GAAP measures is included in this press release as part of the attached financial tables.

Conference Call Information

Quidel management will host a conference call to discuss these topics as well as other corporate matters today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time).  During the conference call, the Company may answer questions concerning business and financial developments and trends and other business and financial matters.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.  To participate via telephone, please call (888) 803-7396 from the U.S. or (706) 634-1052 for international callers.  A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or

(706) 645-9291 for international callers, and entering reservation number6935593.  The conference call will be broadcast live over the Internet at www.quidel.com and will be available for 14 days following the call.

The financial results included in this press release are unaudited.  The complete, unaudited financial statements of the Company for the year ended December 31, 2006 will be included in the Company’s Annual Report on Form 10-K to be filed with the SEC on or before March 16, 2007.

About Quidel

Quidel Corporation serves to enhance the health and well being of people around the globe through the discovery, development, manufacturing and marketing of rapid diagnostic solutions at the point of care (POC) in infectious diseases and reproductive health. Marketed under the leading brand name of QuickVue®, Quidel’s portfolio of products currently includes tests that aid in the diagnosis of several disease or condition states, including influenza, respiratory syncytial virus, Fecal Occult Blood, Strep A, pregnancy, bacterial vaginosis, infectious mononucleosis, H. pylori and Chlamydia. Quidel’s products are sold to healthcare professionals with a focus on the physician office lab and acute care markets through leading medical distribution partners on a worldwide basis. Quidel’s Specialty Products Group (SPG) develops research products in the fields of oncology and bone health with potential future point-of-care applications. By building value in rapid diagnostic tests, Quidel provides leadership to the industry and among healthcare professionals allowing for the movement of patient testing out of the central laboratory setting and into the physician office, urgent care and other outpatient settings where rapid testing and treatment has an impact on clinical outcomes and provides an economic benefit. For more information, visit www.quidel.com, www.flutest.com, or www.colorectal-test.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws that involve material risks, assumptions and uncertainties. Many possible events or factors could affect our future financial results and performance, such that our actual results and performance may differ materially. As such, no forward-looking statement can be guaranteed. Differences in actual results and performance may arise as a result of a number of factors including, without limitation, seasonality, the length and severity of cold and flu seasons, uncertainty surrounding the detection of novel influenza viruses involving human specimens, adverse changes in the competitive and economic conditions in domestic and international markets, actions of our major distributors, technological changes and uncertainty with research technology development, including any future molecular-based technology, the reimbursement system currently in place and future changes to that system, manufacturing and production delays or difficulties, adverse actions or delays in product reviews by the U.S. Food and Drug Administration (“FDA”), intellectual property, product liability, environmental or other litigation, required patent license fee payments not currently reflected in our costs, potential inadequacy of booked reserves, and lower than anticipated sales or market penetration of our new products. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “might,” “expect,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. The risks described under “Risk Factors” in reports and registration statements that we file with the SEC from time to time should be carefully considered. You are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date of this press release. We undertake no obligation to publicly release the results of any revision or update of the forward-looking statements.

[Tables to follow]

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QUIDEL CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$38,422	$34,113	$104,732	$88,731
Research contract, license and royalty income	352	665	1,283	3,568

Total revenues	38,774	34,778	106,015	92,299

Cost of sales	15,291	12,831	44,818	37,101
Research and development	3,144	3,525	13,047	12,829
Sales and marketing	4,654	4,345	16,966	16,121
General and administrative	3,223	3,485	12,770	13,062
Patent litigation settlement	—	—	—	17,000
Amortization of intangibles	1,601	531	4,580	1,476

Total costs and expenses	27,913	24,717	92,181	97,589

Earnings (loss) from operations	10,861	10,061	13,834	(5,290)

Interest expense	184	197	757	808
Interest income	(338)	(203)	(1,408)	(722)
Other, net	(593)	(36)	(545)	(49)

Total other (income) expense	(747)	(42)	(1,196)	37

Earnings (loss) from continuing operations, before income taxes	11,608	10,103	15,030	(5,327)

Income tax (benefit) expense	(5,891)	336	(5,891)	3,000

Earnings (loss) from continuing operations	17,499	9,767	20,921	(8,327)

Gain (loss) from discontinued operations, net of tax	797	(165)	797	(932)

Net earnings (loss)	$18,296	$9,602	$21,718	$(9,259)

Basic earnings (loss) per share:
Continuing operations	$0.53	$0.30	$0.63	$(0.26)
Discontinued operations	0.02	(0.00)	0.02	(0.03)
Net earnings (loss)	0.56	0.29	0.66	(0.28)

Diluted earnings (loss) per share:
Continuing operations	$0.51	$0.28	$0.61	$(0.26)
Discontinued operations	0.02	(0.00)	0.02	(0.03)
Net earnings (loss)	0.54	0.28	0.63	(0.28)

Weighted shares used in basic per share calculation	32,818	33,059	32,985	32,525
Weighted shares used in diluted per share calculation	34,157	34,479	34,367	32,525

Gross profit as a % of net sales	60%	62%	57%	58%
Research and development as a % of net sales	8%	10%	12%	14%
Sales and marketing as a % of net sales	12%	13%	16%	18%
General and administrative as a % of net sales	8%	10%	12%	15%

	12/31/06	12/31/05
Condensed balance sheet data (in thousands):	(unaudited)

Cash and cash equivalents	$36,625	$34,930
Working capital	51,660	43,984
Total assets	126,750	113,848
Long term obligations	9,166	9,986
Stockholders’ equity	103,165	87,243

QUIDEL CORPORATION

Reconciliation of Non-GAAP Financial Information
(In thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net earnings (loss) - GAAP	$18,296	$9,602	$21,718	$(9,259)

Add: Patent litigation settlement	—	—	—	17,000
Income tax impact of patent litigation settlement	—	—	—	3,000
Income tax benefit	(5,891)	—	(5,891)	—
Discontinued operations, net of taxes	(797)	165	(797)	932

Adjusted net earnings	$11,608	$9,767	$15,030	$11,673

Basic earnings (loss) per share:
Adjusted net earnings	$0.35	$0.30	$0.46	$0.36
Net earnings (loss) - GAAP	0.56	0.29	0.66	(0.28)

Diluted earnings (loss) per share:
Adjusted net earnings	$0.34	$0.28	$0.44	$0.35
Net earnings (loss) - GAAP	0.54	0.28	0.63	(0.28)

Weighted shares used in basic per share calculation	32,818	33,059	32,985	32,525
Weighted shares used in diluted per share calculation	34,157	34,479	34,367	33,451